Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), is made as of this 31st day of January, 2010, by and among Nanotech Industries Inc., a corporation organized under the laws of the state of Delaware, (“Nanotech”), Joseph Kristul (“Kristul”), in his own capacity and on behalf of all of the holders of capital stock of Nanotech, (individually the “Seller” and collectively the “Sellers”), and EPOD Solar Inc., a Nevada publicly traded corporation (“EPOD” or the “Buyer”) (each party to this Agreement individually referred to as the “Party” and collectively referred to as the “Parties”).

W I T N E S S E T H :

WHEREAS, Nanotech and EPOD previously entered into a letter of Intent dated December 21, 2009 (“LOI”) for a material transaction (”Transaction”) between the Parties, the steps of which are to be determined by the Parties;

WHEREAS, the Parties have agreed that the Transaction shall consist of the purchase by EPOD of all of the shares outstanding of Nanotech in exchange for shares of EPOD;

WHEREAS, Buyer wishes to purchase or acquire all of the issued and outstanding shares of capital stock of Nanotech, from their respective holders (“Nanotech Shareholders”) as set forth in Schedule A , all for the consideration and upon the terms and subject to the conditions hereinafter set forth;

WHEREAS in order to induce the Nanotech Shareholders to sell the Nanotech Shares (as defined below) to EPOD, certain holders of common stock of EPOD (“EPOD Shareholders”) have agreed to surrender for cancellation certain shares of common stock of EPOD held by them, as set forth in Schedule B; and

WHEREAS, pursuant to certain powers of attorney and other contractual agreements (the “POA’s”), Kristul has the authority to execute this agreement on behalf of the Nanotech Shareholders and cause all of the issued and outstanding shares of capital stock of Nanotech, including the shares which are not owned by him in his personal capacity, to be transferred and assigned to the Buyer;

NOW, THEREFORE, the Parties hereto, in consideration of the mutual promises and other consideration set forth below, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, do represent, warrant, covenant and agree as follows:

SECTION 1

DEFINITIONS

1.01. “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

1.02. “Buyer Indemnified Parties” shall have the meaning set forth in Section 6.02(a) .

1.03. “Claim” shall mean any and all administrative or judicial actions, suits, arbitrations, orders, claims, Liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil.

1.04. “Closing” and “Closing Date” shall have the respective meanings assigned to them in Section 5.01 hereof.

1.05. “Environmental Law” means all federal, state, local and foreign environmental, health and safety Laws, common law orders, decrees, judgments, codes and ordinances and all rules and regulations promulgated thereunder, civil or criminal, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Material, pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material, pollutants, contaminants, chemicals, or industrial, solid, toxic or hazardous substances or wastes.

1.06. “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States and Canada, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include, without limitation, the Securities and Exchange Commission, and the various federal, state and foreign securities regulators and taxation authorities.

1.07. “Hazardous Material” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (ii) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances”, “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any Governmental or Regulatory Authority.

1.08. “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of the Business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

1.09. “Indemnified Party” shall have the meaning set forth in Section 6.02(c) .

1.10. “Indemnifying Party” shall have the meaning set forth in Section 6.02(c) .

1.11. “Knowledge” means the actual knowledge of a Person with respect to any fact, event or condition, as well as the knowledge that such party reasonably would be expected to have acquired in the ordinary course of business and the prudent management of its own affairs. Such definition shall include any form of such term, such as knows, known, etc., whether or not capitalized, as used in this Agreement with respect to a party’s awareness of the presence or absence of a fact, event or condition.

1.12. “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in Canada, the United States, any foreign country or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental or Regulatory Authority.

1.13. “Liability” or “Liabilities” means all Indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities) of a Person (whether absolute, accrued, contingent (or based upon any contingency), fixed or otherwise, or whether due or to become due).

1.14. “License” means any license, permit, certificate of authority, authorization, approvals, registration, franchise and similar consent granted or issued by any Governmental or Regulatory Authority.

1.15. “Liens” means claims, pledges, security interests, mortgages, conditional sales agreement, liens, charges, restrictions, consignments or conditional sales agreements, or other encumbrances of whatever nature, whether created by statute, Contract, process of law or otherwise, and whether or not recorded or otherwise perfected.

1.16. “Loss” means any and all damages, fines, fees, penalties, deficiencies, diminution in value of investment, losses and expenses, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include without limitation, all fees and expenses, including, without limitation, fees and expenses of attorneys, when and as incurred in connection with (i) the investigation or defense of any Third Party Claims, or (ii) asserting or disputing any rights under this Agreement against any Party hereto or otherwise).

1.17. “Material Adverse Effect” means any change or effect of any event or circumstance which, individually or when taken together with all other changes, effects, events or circumstances, is or could reasonably be expected to be, materially adverse to the assets, financial condition, business or results of operation of a Person; excluding, however, any adverse effect due to changes, after the date of this Agreement, in conditions affecting the economy generally or the general market addressed by such Person’s products and/or services.

1.18. “Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, proprietorship, other business organization, estate, trust, union, association or Governmental or Regulatory Authority.

1.19. “Purchase Price” shall have the meaning set forth in Section 3.01.

1.20. “Seller Indemnified Parties” shall have the meaning set forth in Section 6.02(b) .

1.21. “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts and other governmental charges of any nature (together with any interest, penalties and additions to tax) including, without limitation, taxes or other charges on, or with respect to, income, gross receipts, property, sales, use, capital or net worth.

1.22. “Tax Return” means any return, report or statement (including any information return) required to be filed for purposes of a particular Tax.

1.23. “Third Party” shall mean any Person who is not a party to this Agreement, nor is an Affiliate of any Party to this Agreement.

1.24. “Third Party Claim” shall mean a Claim asserted by a Third Party.

SECTION 2

PURCHASE OF STOCK OF NANOTECH

Section 2.01. Purchase of Shares of Nanotech. At the Closing, each of the Nanotech Shareholders respectively, will sell, convey, transfer and deliver to Buyer, and Buyer will purchase from the Nanotech Shareholders, for the consideration hereinafter set forth, 29,400,000 (twenty-nine million four hundred thousand) common shares of Nanotech held by the Nanotech Shareholders as of the Closing Date, which represents all of the issued and outstanding shares of capital stock of Nanotech (collectively, the “Nanotech Shares”). All Nanotech Shares shall be transferred or otherwise conveyed by each of the Nanotech Shareholders, through duly executed POA’s to Buyer free and clear of all Liabilities, obligations, Liens, Claims (including Third Party Claims).

SECTION 3

PURCHASE PRICE

3.01. Amount and Payment of the Purchase Price. In consideration for the Nanotech Shares, Buyer shall issue to the Nanotech Shareholders an aggregate amount of 3,203,500 (three million two hundred and three thousand and five hundred) validly issued, fully paid and non-assessable new shares of common stock, $0.001 par value per share (the “Common Stock”), of the Buyer (the “Purchase Price”) on the Closing Date as set out in Schedule A herein.

3.01a. In addition, the EPOD Shareholders and EPOD agree to cause the cancellation at Closing of a total of 1,028,000 (one million twenty-eight thousand) shares of common stock of EPOD (“Cancellation Shares”) held by the EPOD Shareholders as set out in Schedule B.

3.02. Allocation of Purchase Price. The Parties agree to allocate the Purchase Price in a manner which causes the least Liabilities for Taxes under applicable Law, and will collectively execute, prepare, file (or cause to have prepared and filed) all applicable forms, notices and filings as are required by applicable Law.

3.03. Employees. The employees of Nanotech shall remain employed following the Closing Date, upon such terms and conditions as are in effect immediately prior to the Closing Date. Sellers hereby jointly authorize Buyer to offer employment to their respective employees, waive any rights they may have prohibiting such employees from being employed by Buyer, and shall not offer employment to any employees who have accepted employment with Buyer. Nothing in this Section 4.03 shall be deemed to be a contract for the benefit of any employee. Sellers shall use their respective best efforts to assist Buyer in obtaining the services of all current employees of Sellers that Buyer wishes to so retain.

SECTION 4

CLOSING

4.01. Closing. The closing of the purchase and sale of the Nanotech Shares (the “Closing”) shall be held at the offices of the Buyer or remotely via the exchange of documents and signatures or at such other time and place as the Parties mutually may agree, on the first day in which the conditions set forth in this Section 4 have been satisfied or waived, but in any event no later than 90 (ninety days from the signing of this Agreement, unless mutually extended in writing by the Parties (the “Closing Date”).

4.02. Deliveries of Sellers. Each Seller, as applicable, shall deliver or cause to be delivered to Buyer at the Closing:

(a) A certified copy of resolutions, duly adopted by the Boards of Directors and stockholders of Nanotech, authorizing the transactions contemplated hereby;

(b) Such certificates issued by the appropriate Governmental or Regulatory Authority as required to evidence the legal existence and good standing of such Seller;

(c) Nanotech shall deliver or cause to be delivered to Buyer the following with respect to Nanotech Shares: (i) stock powers duly endorsed by Nanotech, and otherwise in form acceptable for transfer of Nanotech Shares on the books of Nanotech, to Buyer; (ii) certificates representing Nanotech Shares; and (iii) any approvals or consents required with respect to the transfer of Nanotech Shares to Buyer; and

(d) Such other closing documents and instruments as Buyer reasonably may require.

4.03. Deliveries of Buyer. Buyer shall deliver or cause to be delivered to Sellers at the Closing:

(a) The aggregate amount of 3,203,500 (three million two hundred and three thousand five hundred) shares of Common Stock issued to the Nanotech Shareholders;

(b) A certificate, executed by Buyer’s Secretary certifying the resolutions of Buyer’s Board of Directors approving the transactions contemplated hereby; and

(c) A certificate executed on behalf of Buyer by its President, certifying as to Buyer’s satisfaction of the conditions set forth in Section 4.05(a) and (b).

4.04. Conditions to the Buyer’s Obligations. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing will be subject to the satisfaction (or waiver by the Buyer, in whole or in part, in writing) of the following conditions as of the time of the Closing:

(a) Each representation and warranty set forth in Section 5 will be true and correct in all material respects at and as of the time of the Closing as though then made, except for changes expressly required by this Agreement and except for any representation or warranty that expressly relates to a specific prior date;

(b) Sellers will have performed and complied in all material respects with all of the covenants and agreements (considered collectively), and each of the covenants and agreements (considered individually), required to be performed by the Sellers under this Agreement or any other agreements, documents and instruments to be entered into by the Sellers in connection with the transactions contemplated hereby at or prior to the Closing;

(c) There shall be no proceeding commenced or threatened against the Buyer or Sellers involving this Agreement or the transactions contemplated herein or any judgment, decree, injunction or order which prohibits the consummation of the transactions contemplated by this Agreement;

(d) Sellers shall have delivered the Nanotech Shares to the Buyer, free and clear of all Liabilities, obligations, Liens, Claims (including Third Party Claims, whether private, governmental or otherwise) and encumbrances, excepting only Assumed Liabilities;

(e) There shall have been no material adverse change in the condition (financial or otherwise), results of operations, properties, assets, or Liabilities of Sellers;

(f) Buyer shall have: (i) obtained shareholder approval for the consummation of the transaction set forth herein; (ii) obtained any and all other requisite approvals for the consummation of the transaction set forth herein (iii) made all necessary filings with the SEC, including but not limited to, the filing of a preliminary and a definitive Schedule 14C Information Statement;

(g) The pro forma consolidated financial statements of the Buyer shall have been completed in accordance with the Exchange Act, and the rules and regulations promulgated thereunder, and the report of independent auditors with respect to such financial statements completed and submitted; and

(h) Sellers shall have delivered to the Buyer the items set forth in Section 4.02.

4.05. Conditions to the Sellers’ Obligations. The obligation of Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction (or waiver by EPOD in writing) of the following conditions as of the Closing Date:

(a) Each of the representations and warranties set forth in Section 6 will be true and correct in all material respects at and as of the time of the Closing as though then made, except for changes expressly required by this Agreement and except for any representation or warranty that expressly relates to a specific prior date;

(b) The Buyer will have performed and complied in all material respects with all of the covenants and agreements required to be performed by the Buyer under this Agreement at or prior to the Closing;

(c) There shall be no proceeding commenced or threatened against the Buyer or Sellers involving this Agreement or the transactions contemplated herein or any judgment, decree, injunction or order which prohibits the consummation of the transactions contemplated by this Agreement.

(d) The pro forma consolidated financial statements of the Buyer shall have been completed in accordance with the Exchange Act (as defined below), and the rules and regulations promulgated thereunder, and the report of independent auditors with respect to such financial statements completed and submitted.

(e) Buyer shall have: (i) obtained shareholder approval for the consummation of the transaction set forth herein; (ii) obtained any and all other requisite approvals for the consummation of the transaction set forth herein (iii) made all necessary filings with the SEC, including but not limited to, the filing of a preliminary and a definitive Schedule 14C Information Statement;

(f) The Buyer shall have delivered to the Sellers the items set forth in Section 4.03.

(g) The Buyer and the EPOD Shareholders shall have surrendered the Cancellation Shares to EPOD and shall cause the Cancellation shares to be cancelled.

4.06. Pre-Closing Covenants.

(a) Operations and Maintenance of the Business. From and after the date hereof and prior to the Closing, unless the Buyer otherwise consents in writing or except as set forth expressly herein, Nanotech will conduct its business only in the ordinary course of business as conducted by it consistent with past practice.

Furthermore, except as may otherwise be required under this Agreement, Nanotech shall do any of the following, without the prior written consent of the Buyer:

(i) enter into any Contract, agreement or transaction, or incur or permit to be incurred, any obligation or other Liabilities with respect to or materially affecting its business and shall not enter into any Contract, agreement or transaction, or incur or permit to be incurred, any obligation or other Liabilities with respect to Nanotech Shares;

(ii) remove any of its assets (other than cash and cash equivalents) used in its business by way of dividend, distribution, withdrawal or any other means;

(iii) permit to be incurred any Lien on any of its assets used in its business;

(iv) increase the compensation payable or to become payable to any of its employees retained in connection with its business, or otherwise enter into or alter any employment or consulting agreement;

(v) commence, enter into, or alter any profit sharing, deferred compensation, bonus, option or purchase plan for its interests or other equity securities, pension, retirement or incentive plan or any fringe benefit plan for its employees retained in connection with its business;

(vi) terminate the employment of any of its employees retained in connection with its business or hire or engage any employees or consultants in connection with its business, except in the ordinary course of its business;

(vii) cancel or waive any of its Claims or rights, with respect to or materially affecting its business, outside the ordinary course of its business and consistent with past practice;

(viii) change any accounting methods used by it in connection with its business, except and solely to the extent required by applicable generally accepted accounting principles or Law;

(ix) pay or incur any obligation or Liability, absolute or contingent, with respect to or materially affecting its business other than obligations or Liabilities incurred in the ordinary course of its business and consistent with past practice or purchase any asset other than in the ordinary course of its business;

(x) make any Tax election or settle or compromise any Tax Liability which could reasonably be expected to have an adverse impact on the Taxes payable by Buyer;

(xi) enter into any joint venture, partnership or other similar arrangement or form any other material arrangement for the operation of its business; and

(xii) enter into any binding commitment to do any of the foregoing.

(b) Consents. Sellers shall use their respective best efforts to obtain all consents and approvals of Third Parties necessary and required (including Third Party Claims, whether private, governmental or otherwise) for the consummation of the transactions contemplated herein.

(c) Pre-Closing Filings. Buyer shall make all SEC required filings pertaining to the consummation of this transaction including filing a Schedule 14C Information Statement.

(d) Information. From time to time at the Buyer’s request, upon reasonable prior notice and at reasonable times during normal business hours, subject to requirements of Law, the Sellers will provide to representatives of the Buyer and its agents, employees and accounting, tax, legal and other advisors (collectively, including the Buyer, the “Investigating Parties”) access to each Seller’s premises, properties, operations and books and records, and will cause each of the Sellers respective officers, employees, representatives, agents and accounting, tax, legal and other advisors to furnish to Buyer and the Investigating Parties such financial and operating data and other such information with respect to the Business and the properties of such Seller as the Investigating Parties shall request.

(e) Undertaking to Close. Each Party undertakes to cause the conditions to Buyer’s and Sellers’ respective obligations to consummate the transactions contemplated by this Agreement to be satisfied including the preparation, execution and delivery of all agreements and instruments contemplated hereunder to be executed and delivered by such Party in connection with or prior to the Closing.

(f) Schedules. The Sellers shall promptly (and in any event prior to the Closing) advise Buyer, orally and in writing, of any change or event having, or which would have (insofar as can be reasonably foreseen), a Material Adverse Effect or would constitute, or with the passage of time would constitute, a breach of any representation or warranty of the Sellers contained in this Agreement. Sellers agree that, with respect to their representations and warranties made in this Agreement, each of them will have a continuing obligation to supplement or amend the schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the schedules hereto; provided, however, that neither the supplementing or amending of any schedules by Sellers, nor the discovery of any matters by Buyer in the course of its investigations, shall be deemed to cure any breach of any representation or warranty made in this Agreement or to have been disclosed as of the date of this Agreement.

(g) Competitive Offers. Sellers shall not, directly or indirectly, and will cause Nanotech’s officers, employees and Affiliates not to, solicit or initiate the submission of proposals from, or solicit, encourage, entertain or enter into arrangements, agreements or understandings with, or discuss with or furnish information to, any Person (other than the Buyer and the Investigating Parties) with respect to the acquisition in whatever form of all or any portion of the Nanotech Shares.

4.07 Change in Control of the Buyer. Prior to Closing, the Parties will take all necessary steps to effect any and all necessary changes to the Officers and Directors of EPOD, so that the following individuals shall constitute the officers and directors of EPOD effective at Closing:

Joseph Kristul	President, Chief Executive Officer, Treasurer and Director
Leon Zigelman	Vice President of Operations and Secretary
Elena Shenkar	Vice President of Production
Tony Lupo	Vice President of Marketing
Papken Der Torossian	Chairman of the Board and Director
Alex Trossman	Director
Tim Simpson	Director

4.08. Effect of Failure to Close. If the Closing of the transactions contemplated herein does not occur for any reason, then the rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

SECTION 5

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS

Sellers hereby represent and warrant to the Buyer as follows:

5.01. Nanotech is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Nanotech has the power and the authority and all Licenses and permits required by Governmental or Regulatory Authorities to own and operate its assets and carry on the Business as now being conducted.

5.02. The Nanotech Shares held by the Nanotech Shareholders respectively are owned by each of the Nanotech Shareholders as the beneficial and recorded owners with good and marketable title thereto, and all of the Nanotech Shares are free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever. Kristul, pursuant to the POA’s has the requisite power and authority to execute and perform this Agreement and all other agreements, documents and instruments to be entered into on behalf of each of the Nanotech Shareholders, as applicable, in connection with the transactions contemplated hereby.

5.03. The Nanotech Shareholders constitute all of the stockholders of Nanotech. The execution, delivery and performance of this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby have been duly authorized by the board of directors of Nanotech, and do not violate or conflict with any provisions of the organizational documents of Nanotech or any agreement, instrument, Law, order or regulation to which Nanotech is a party or by which is bound. All corporate action required to be taken by Nanotech to authorize the execution, delivery and performance of this Agreement and all other agreements to be entered into by Nanotech in connection with the transactions contemplated hereby has been taken, and such execution, delivery and performance do not violate or conflict with any provisions of the organizational documents of Nanotech or any agreement, instrument, Law, order or regulation to which Nanotech is a party or by which Nanotech is bound. No consent, approval or authorization of, or filing with or notification to, any lender, security holder, Governmental or Regulatory Authority or other person or entity is required by Nanotech or in connection with the execution, delivery and performance by Nanotech of this Agreement and the consummation of the transactions contemplated hereby.

5.04. Nanotech has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement has been, and upon execution and delivery thereof, each of the other agreements to be entered into in connection with the transactions contemplated hereby to which the Sellers are a party will be, duly and validly executed and delivered by the Sellers and the valid and binding obligations of each Seller, enforceable against such Seller in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.

5.05. No Seller has any Knowledge of any action, suit, litigation or proceeding pending or threatened against it or otherwise, nor does such Seller know of any basis for any such action, or of any governmental investigation relating to its business.

5.06. No Seller has Knowledge of any order, writ, injunction or decree that has been issued by, or requested of, any court or Governmental or Regulatory Authority which is against, or binding on such Seller.

5.07. Each Seller has obtained all required approvals or authorizations of this Agreement and any other agreements to be entered into in connection with the transactions contemplated hereby which are required by applicable Laws or otherwise in order to make this Agreement or any other agreements entered into in connection with the transactions contemplated hereby binding upon Seller.

5.08. There are no Liens for any federal, state, county or local franchise, income, excise, property, business, sales, commercial rent, employment or other Taxes upon Nanotech. Nanotech has timely filed all federal, foreign, state, county and local franchise, income, excise, property, business, sales, commercial rent and employment and other Tax Returns which are required to be filed through the Closing Date, and has paid, or will pay, all Taxes which are due and payable on or before the Closing Date.

5.09 Nanotech, in all material respects, complied and is in compliance with all applicable Laws, orders and regulations of any Governmental or Regulatory Authority applicable to it , its operation of the business, assets or property or its operations including, without limitation, applicable Laws relating to zoning, building codes, antitrust, occupational safety and health, Environmental Law, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and withholding and social security taxes.

5.10. The representations and warranties of each Seller contained in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

5.11. With respect to the Common Stock being issued to the Nanotech Shareholders, said shares are being acquired for investment purposes only and not with a view towards resale or distribution. Sellers have had an opportunity to ask questions of Buyer and have done so. The shares of Common Stock are restricted securities that have not been registered for re-sale pursuant to the Securities Act. Sellers understand that the Common Stock may not be sold, transferred, assigned or hypothecated or otherwise distributed to its stockholders as a dividend or otherwise, absent the effectiveness of a registration statement covering the sale of such Common Stock or an exemption from the registration requirements the Securities Act.

5.12. No Seller has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any other agreements to be entered into in connection with the transactions contemplated hereby.

5.13. The Nanotech Shareholders constitute all of beneficial holders of Nanotech Shares, and Nanotech Shares constitute all of the issued and outstanding shares of capital stock of Nanotech and, each has no other rights to purchase, acquire or receive any additional shares of Nanotech’s capital stock. Nanotech Shares represent all of the issued and outstanding shares of capital stock of Nanotech. There is no restriction affecting the ability of any of the Nanotech Shareholders to transfer the title and ownership of Nanotech Shares to Buyer, and upon delivery of the certificates for Nanotech Shares to Buyer pursuant to the terms of this Agreement and payment of the Purchase Price at the Closing, Buyer will acquire record and legal title to such Nanotech Shares, free and clear of all Liabilities, obligations, Liens, Claims (including Third Party Claims) and encumbrances.

5.14 The officers and directors of Nanotech are as follows:

Joseph Kristul	President, CEO and Director
Papken Der Torossian	Vice President and Director
Darin Nellis	Secretary
Alex Trossman	Treasurer and Director

SECTION 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed by Buyer on Buyer’s reports, statements, schedules, prospectuses, and other documents filed with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (collectively, as amended and/or supplemented to date, the “Securities Filings”), Buyer represents and warrants to the Sellers as follows:

6.01. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

6.02. Buyer is duly qualified to conduct business under the laws each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

6.03. Subject to Section 4.04 (f) a herein, Buyer has all other requisite corporate power and authority to execute and deliver this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and the performance by Buyer of its obligations hereunder and thereunder, shall be duly and validly authorized by all necessary corporate action on the part of Buyer, including any vote of stockholders. This Agreement has been, and upon execution and delivery thereof, each of the other agreements to be entered into in connection with the transactions contemplated hereby to which Buyer is a party will be, duly and validly executed and delivered by Buyer and the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and except as enforcement of remedies may be limited by general equitable principles.

6.04 The Cancellation Shares held by the EPOD Shareholders respectively are owned by each of the EPOD Shareholders as the beneficial and recorded owners with good and marketable title thereto, and all of the EPOD Shares are free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever. Each of the EPOD Shareholders has the requisite power and authority to cause the Cancellation Shares to be cancelled at Closing.

6.05. Except as otherwise stated in this Agreement, there is no additional requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental entity as a condition to the lawful consummation by Buyer of the transactions contemplated pursuant to this Agreement. The execution, delivery and performance of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice, the lapse of time or both), (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Buyer, or (ii) violate any applicable Law, rule, regulation, order, writ, judgment, ordinance, injunction or decree of any governmental entity to which Buyer is a party or is bound.

6.06 The authorized capital of Buyer consists of 75,000,000 shares of Common Stock, of which 2,849,000 shares are issued and outstanding as of the date of the signing of this Agreement. All of the outstanding shares of common stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Buyer holds no treasury stock and no shares of common stock in its treasury. The rights, privileges and preferences of the common stock are as stated in Buyer’s Articles of Incorporation and as provided by the general corporation law of the jurisdiction of the Buyer’s incorporation.

6.07. The officers and Directors of EPOD are as follows:

Michael Matvieshen	CEO and sole Director
Satpal Sidhu	President, Chief Operating Officer and Secretary
Gordon McKenzie	Treasurer

6.07 The shares of Common Stock to be issued to the Nanotech Shareholders in accordance with Section 3.01 will at the time of issuance be, duly authorized, validly issued and fully paid and non-assessable in all respects, free from any pre-emptive or other rights, and the issuance thereof will, at the time of issuance, not violate any agreement or trigger the anti dilution, right of first refusal, co-sale or similar provisions of any agreement to which the Buyer is bound. Buyer shall reserve a sufficient number of shares of Common Stock for issuance to the Nanotech Shareholders. Upon issuance in accordance with the terms of this Agreement, such shares will be duly authorized, validly issued, fully paid and non-assessable in all respects, free from any pre-emptive or other rights (other than as entered into after the date of Closing), and the issuance thereof will not violate any agreement or trigger the anti-dilution, right of first refusal, co-sale or similar provisions of any agreement to which Buyer is bound.

6.08. All Securities Filings required to be filed by Buyer with the SEC pursuant to the Exchange Act, along with all exhibits to such annual, quarterly and other reports as available on the SEC’s EDGAR database website, are true, correct and complete in all material respects as of the date of filing thereof, and said reports do not, as of the date of filing thereof, fail disclose or omit any material fact, agreement or matter relating to the Buyer.

6.09 There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Buyer’s Knowledge, currently threatened against Buyer or, to the best of Buyer’s Knowledge, threatened against any officer or director of Buyer, that questions the validity of this Agreement or the right of Buyer to enter into it, or to consummate the transactions contemplated hereby, or could have or reasonably be expected to have, either individually or in the aggregate, a material adverse effect upon the Business. Neither Buyer nor, to the best of Buyer’s Knowledge, any of its officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect Buyer). There is no action, suit, proceeding or investigation by Buyer pending or which Buyer intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefore known to Buyer) involving the prior employment of any of Buyer’s employees, their services provided in connection with the Business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

6.10. Except as expressly set forth in this Section 6, Buyer makes no other representation or warranty with respect to the transactions contemplated by this Agreement or other agreements to be entered into in connection with the transactions contemplated hereby.

SECTION 7

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.01 Survival of Representations and Warranties. All of Buyer’s representations and warranties in this Agreement or in any other agreements to be entered into in connection with the transactions contemplated hereby to which it is a party, and all of Sellers’ representations and warranties in this Agreement, in any other agreements to be entered into in connection with the transactions contemplated hereby, or in any instrument delivered pursuant hereto or thereto, shall survive the Closing Date and continue until the date which is 12 (twelve) months after the Closing Date; provided, however, that (i) any claim based on fraud shall survive indefinitely, (ii) any claim for violation of the representations and warranties with respect to Taxes, employee matters or Environmental Law shall survive until the expiration of the applicable statute of limitations applicable to any claim or right of action related thereto, (iii) the covenants and agreements contained in this Agreement and the other agreements to be entered into in connection with the transactions contemplated hereby and to be performed at the Closing Date will survive until fully performed in accordance with their terms, and (iv) any claim for indemnity asserted pursuant to Section 7.02 shall, if made within the applicable time period set forth above with respect to an accrued Liability, survive indefinitely. However, no claim for indemnity may be asserted under Section 7.02 unless notice of such claim is given to Nanotech or Buyer, as the case may be, prior to the appropriate period(s) specified in the preceding sentence.

7.02 Indemnification.

(a) EPOD agrees, from and after the Closing Date, for the appropriate period(s) specified in Section 7.01, above, to indemnify and hold Buyer and its officers, directors, agents or Affiliates and their respective successors and assigns (the “Buyer Indemnified Parties”), harmless from and against any Loss incurred by any Buyer Indemnified Party, directly or indirectly, resulting from (i) noncompliance with any applicable bulk sales or transfer Law, (ii) any Liability or Contract of, or Claim against, a Seller, whether contingent or absolute, direct or indirect, known or unknown, matured or unmatured (including but not limited to Liabilities for Taxes), (iii) any Liability or Claim arising in any way from any service rendered, or action taken by, or relating to the operations of, a Seller prior to the Closing Date, (iv) any Liability or Claim under any Environmental Laws relating to any event, action or failure to act which occurred prior to the Closing Date, or (v) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, conditions, covenants or agreements of a Seller contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith, or arising out of the consummation of the transactions contemplated hereby.

(b) Buyer agrees from and after the Closing Date, for the appropriate period(s) specified in Section 7.01, above, to indemnify and hold Sellers and their respective Affiliates, successors and assigns (the “Seller Indemnified Parties”) harmless from and against any Loss incurred by any Seller Indemnified Party directly or indirectly resulting from (i) any Liability or Claim arising in any way from any service rendered, or action taken by, or relating to the operations of, Buyer after the Closing Date, (ii) any Liability or Claim under any Environmental Laws relating to any event, action or failure to act which occurs after the Closing Date, or (iii) any Claim arising out of Buyer’s breach, failure to fully repay and satisfy, default in or failure to comply with the terms of, the Assumed Liabilities or any breach of any warranties, representations, conditions, covenants or agreements of Buyer contained in this Agreement to which the Buyer is a party, or in any other agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the Closing of the transactions contemplated hereby.

(c) If any Third Party shall notify any party (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially damaged. In the event any Indemnifying Party notifies the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel (at its cost), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party fails to assume the defense of the matter as provided herein within thirty (30) days after the Indemnified Party has given notice thereof, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

(d) After the Closing Date, the right of indemnification under this Section 7 shall be the sole and exclusive remedy available to any Party for any claim or cause of action arising under this Agreement or other agreements to be entered into in connection with the transactions contemplated hereby in connection with any breach of any representation, warranty, covenant or provision of this Agreement this Agreement, other agreements to be entered into in connection with the transactions contemplated hereby or otherwise; provided, however, that this exclusive remedy does not preclude a Party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Each Party expressly waives any rights it may have to make a claim against the other pursuant to any constitutional, statutory, or common law authorities. The provisions of this Section 7.02(d) shall not apply to claims arising out of or relating to the fraud, gross negligence or willful misconduct of the Parties.

SECTION 8

PRESERVATION OF BOOKS AND RECORDS

8.01 For a period of 3 (three) years after the Closing date, Buyer shall preserve the books and records of Nanotech delivered to Buyer; and Sellers shall similarly make available to Buyer any records which Buyer permits Sellers to retain; each Party will make such books and records available to the other Party at all reasonable times and permit the other Party to make extracts from or copies of all such records.

SECTION 9

CERTAIN OTHER COVENANTS AND AGREEMENTS

9.01. Further Assurances. Upon the request of either Party hereto, the other Party will execute and deliver to the requesting Party, or such Party’s nominee, all such instruments and documents of further assurance or otherwise, and will do any and all such acts and things as may reasonably be required to carry out the obligations of such Party hereunder and to more effectively consummate the transactions contemplated hereby, including, without limitation, submitting information required by a Governmental or Regulatory Authority, obtaining all consents and approvals from Third Parties, under leases, agreements and other Contracts.

9.02. Quotation. Buyer shall use its best efforts to maintain the eligibility for quotation of the Common Stock on the over the counter bulletin board.

9.03. SEC Reports. Buyer shall file with the SEC all reports that are required to be filed pursuant to the Exchange Act with respect to this Agreement and the transactions contemplated hereby, including but not limited to Current Reports on Form 8-K and Schedule 14C Information Statement.

SECTION 10

MISCELLANEOUS

10.01. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada shall be enforceable exclusively in the courts thereof.

10.02. Modification. This Agreement may be modified or amended, and the requirements of any provision hereof may be waived, with the mutual consent of Sellers and Buyer by written instrument signed by them or their respective successors or assigns in any manner deemed necessary or appropriate by them.

10.03. Binding Nature. This Agreement shall be binding unto the Parties and may only be terminated by: (i) the Buyer in the event of a breach of any of the obligations of the Sellers under Sections 4.02 and 4.04 herein, or (ii) by Nanotech in the event of a breach of any of the obligations of the Buyer under Sections 4.04 and 4.05 herein.

10.04. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.05. Notices. Any notice or other communication hereunder may be sent by any means (including facsimile or email or other electronic means, provided that receipt thereof is acknowledged and confirmed by the recipient) and shall be effective upon receipt; except that, if sent via domestic certified mail or via international overnight courier such as Federal Express, said notice shall be conclusively deemed to have been received by a Party hereto and be effective on the earlier of (a) the actual date of receipt, or, if earlier, (b) the third business day following the date given to the post office or courier for delivery. In addition to such notices and communications as shall be addressed to such Party at the address set forth at the outset of this Agreement (or such other address as such Party shall specify to the other Party in writing), mandatory copies, sent in such manner, shall be delivered to the additional addressees set forth below:

As to Sellers:	Nanotech Industries Inc.
950 John Daly blvd, Suite 260
Daly City, CA 94015

Joseph Kristul
C/O Nanotech Industries Inc.
950 John Daly blvd, Suite 260
Daly City, CA 94015

As to Buyer:	EPOD Solar Inc
5 – 215 Neave Road
Kelowna British Columbia, Canada V1V 2L9
Attn: Michael Matvieshen, President

10.06. Entire Agreement. This Agreement, together with its schedules, exhibits and the other agreements to be entered into in connection with the transactions contemplated hereby, constitutes the entire understanding among the Parties and supersedes all other understandings and agreements, oral or written, with respect to the subject matter hereof.

10.07. Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

10.08. Equitable Remedies. In the event that any Party to this Agreement shall default in the performance of any obligation, covenant or agreement hereunder, the other Parties to this Agreement shall, in addition to all other remedies which may be available to it, be entitled to injunctive and equitable relief, including without limitation specific performance, and shall be entitled to recover from the defaulting Party or Parties its costs and expenses (including reasonable attorneys’ fees) incurred by it in securing such injunctive or equitable relief.

10.09. Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement should remain in full force and effect and be interpreted as if such invalid or unenforceable provision had not been a part hereof; provided, however, if any particular portion of this Agreement shall be adjudicated invalid or unenforceable by reason of the length of time or scope of applicability provided for herein, this Agreement shall be deemed amended to diminish such time and/or reduce such scope to the longest enforceable time and the broadest enforceable scope of applicability.

10.10. Assignment. Buyer shall be entitled to assign all or part of its rights, title and interest under this Agreement to an Affiliate; provided that such Affiliate shall assume the corresponding obligations of Buyer under this Agreement. A copy of any assignment made hereunder shall be promptly forwarded to EPOD. Sellers may not assign all or any part of their respective rights, title and interest under this Agreement without the prior written consent of Buyer.

10.11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties herein and their successors and permitted assigns.

10.12. Publicity. No Party shall not issue nor cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other Parties, which consent shall not be unreasonably withheld, except where such release or announcement is required by applicable Law or the rules of any stock exchange, stock market or Governmental or Regulatory Authority having authority over any Party.

(Signature page follows.)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS:

NANOTECH INDUSTRIES, INC.

By: /s/: Joseph Kristul
Name: Joseph Kristul
Its: Chief Executive Officer

JOSEPH KRISTUL

/s/: Joseph Kristul

BUYER:

EPOD SOLAR INC.

By:/s/: Michael Matvieshen
Name: Michael Matvieshen
Its: President

SCHEDULE A

Nanotech Shareholders and Share Exchanges

SCHEDULE B

EPOD Shareholders

		SHARES TO BE	SHARES HELD POST
NAME OF HOLDER	SHARES HELD	CANCELLED	CANCELLATION
Michael Matvieshen	408,000	408,000	0
M124 BC Ltd.	200,000	125,000	75,000
Doug	165,000	165,000	0
Peter	165,000	165,000	0
Satpal	165,000	165,000	0